TEXT MARKED BY [* * *] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS 1

ARTICLE II	PRODUCT MANUFACTURE AND SUPPLY 8

2.1	Manufacture and Purchase 8

2.2	Supply of Materials 8

2.3	Materials Testing 9

2.4	Safety Data Sheets 9

2.5	Purchase Orders 9

2.6	Rejected Product 11

2.7	Product Price 13

2.8	Payment 14

2.9	Late Payment 15

2.10	Destruction Costs 15

2.11	Late Delivery 15

2.12	Supply Failure 16

ARTICLE III	SHIPMENT AND RISK OF LOSS 17

3.1	Shipment 17

3.2	Delivery Terms 17

3.3	Claims 17

ARTICLE IV	TERM AND TERMINATION 17

4.1	Term 17

4.2	Termination 17

4.3	Survival 18

ARTICLE V	CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE 19

5.1	Compliance with Specifications 19

5.2	QA Agreement 19

5.3	Certificates of Analysis 19

5.4	Stability Testing 19

5.5	Validation Work or Additional Testing 20

5.6	Regulatory Inspection 20

5.7	Regulatory Filings 20

5.8	Access to DPT’s Facilities 20

ARTICLE VI	REPRESENTATIONS, WARRANTIES AND COVENANTS 21

6.1	Authorization 21

6.2	DPT Warranties. Company covenants, represents, and warrants that: 21

6.3	Company Warranties. Company covenants, represents, and warrants that: 23

6.4	No Additional Warranties. 23

ARTICLE VII	FORCE MAJEURE 23

ARTICLE VIII	CHANGES TO PROCESS OR PRODUCT 24

8.1	Changes by Company 24

8.2	Changes by DPT 24

8.3	Changes or Fees by Regulatory Authorities 24

8.4	Obsolete Inventory 25

ARTICLE IX	CONFIDENTIAL INFORMATION 25

9.1	Confidential Information 25

9.2	Trademarks and Trade Names 27

ARTICLE X	TECHNICAL & DEVELOPMENT SERVICES 27

10.1	Technical & Development Services 27

ARTICLE XI	INDEMNIFICATION 28

11.1	Indemnification by DPT 28

11.2	Insurance by DPT 29

11.3	Indemnification by Company 29

11.4	Insurance by Company 29

11.5	Prioritization of Insurance Coverages 30

11.6	Disclaimer 30

11.7	Conditions of Indemnification 30

ARTICLE XII	INTELLECTUAL PROPERTY 30

12.1	Intellectual Property 30

12.2	Inventions 31

ARTICLE XIII	GENERAL PROVISIONS 32

13.1	Notices 32

13.2	Entire Agreement; Amendment 32

13.3	Waiver 33

13.4	Obligations to Third parties 33

13.5	Assignment 33

13.6	Governing Law 33

13.7	Dispute Resolution 33

13.8	Severability 33

13.9	Headings, Interpretation 34

13.10	Counterparts 34

13.11	Independent Contractor 34

13.12	Export/Import Laws and Regulations 34

SCHEDULE A	35

COMMERCIAL MANUFACTURE AND SUPPLY AGREEMENT
DPT LABORATORIES, LTD.
AND
KINDRED BIOSCIENCES, INC.
This Commercial Manufacture and Supply Agreement (the “Agreement”) is made as of this 6th day of November 2017 (the “Effective Date”) by and between Kindred Biosciences, Inc., a corporation organized under the laws of the State of Delaware, with its principal place of business at 1555 Bayshore Highway., Suite 200, Burlingame, California 94010 (hereinafter “Company”), and DPT Laboratories, Ltd., a Texas limited partnership, with a place of business at 307 East Josephine Street, San Antonio, Texas 78215 (hereinafter “DPT”). Company and DPT are sometimes each referred to herein as a “Party” and collectively as the “Parties.”
WITNESSETH:
WHEREAS, Company is engaged in the development of pet therapeutics, including the “Product” (as hereinafter defined); and
WHEREAS, DPT owns and has a broad spectrum of technologies for the development, formulation, testing, control, manufacture, filling and distribution of pharmaceutical and other Product; and
WHEREAS, Company and DPT desires that DPT manufacture and supply to Company all of Company’s requirements for Product.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter expressed, the parties agree as follows:
ARTICLE I
DEFINITIONS
When used herein, the following capitalized terms shall have the meanings indicated:
“Act” means the United States Federal Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder.
“Active Pharmaceutical Ingredient,” “Active Material,” or “API” means, Mirtazapine, as specified in accordance with the Specifications, to be purchased by DPT from [* * *] or any other qualified supplier with KindredBio’s prior written approval (“API Supplier”) as the active pharmaceutical ingredient in Product.
“Actual Cost” means the total amount of funds needed to purchase excipients, packaging/shipping components, API and other materials, inclusive of shipping and handling charges,

- .

which are required to manufacture Product, and is inclusive of all in-process testing and release testing.
“Administrative Expenses” means, in the context of any Product recall, the reasonable, documented expenses of notification or return of the recalled Product, including reasonable and anticipated out-of-pocket costs incurred by either of the parties in any such Product recall.
“Affiliate” means, with respect to a Party any company, partnership or other entity which directly or indirectly controls, is controlled by or is under common control with the relevant Party. “Control” for this purpose means the direct or indirect ownership of more than fifty percent (50%) of the outstanding capital stock or issued share capital of the Party or the legal power to direct or cause the direction of the general management and policies of the Party, whether through the ownership of voting securities, by contract, or otherwise.
“Annual Product Quality Review” or “APQR” means all Product related data to be supplied by DPT as specified in the QA Agreement, and an analysis conducted by DPT personnel on a yearly basis which evaluates any changes in the then-current Actual Cost and related matters.
“Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state, provincial, county and local laws, statutes, treaties, ordinances, regulations, rules, administrative codes, guidance, ordinances, by-laws, judgments, decrees, directives, injunctions, permits (including marketing approvals) or orders of or from any Regulatory Authority having jurisdiction over or related to the subject item.
“Batch” means a specific quantity of the Product that is intended to have uniform character and quality, within the Specifications, and is produced from a single run of the Manufacturing Process.
“Certificate of Analysis” means, with respect to a Batch, a statement setting forth the measured and observable characteristics of the product from Batch, as required by the Specifications, as dated, signed and provided to KindredBio by DPT prior to delivery of the Product
“Certificate of Compliance” means a statement signed by DPT that certifies that a Batch was manufactured, tested, packaged and stored in accordance with cGMP and all other Applicable Laws.
“Change” means the creation of a new, or modification to an existing, system, key ingredient, Component, API, process, procedure, Facility, site, building or equipment.
“Change Control” means a tool used for the creation of a new, or modification to an existing, system, process, procedure, facility, building or equipment as defined in DPT SOP’s.
“Change Control Request” or “CCR” means the primary record in TrackWise® in which the overall details of a change are captured and monitored.

2

“Company Intellectual Property” means Intellectual Property generated or derived by Company or any of its Affiliates before entering into this Agreement or independent of this Agreement, or by DPT or any of its Affiliates while performing services under the RDSA (including the manufacturing process) or any manufacturing services or otherwise generated or derived by DPT or any of its Affiliates, which Intellectual Property is directly related to, specific to, or dependent upon, the Active Material or the Product.
“Competing Product” means, a pharmaceutical drug containing the API for animal health and veterinary applications, and which is not the Product.
“Components” means, collectively, all packaging components, raw materials, ingredients, and other materials other than Active Material, including labels, product inserts and other labelling for the product, required to manufacture the product in accordance with the Specifications.
“Confidentiality Agreement” has the meaning specified in Section 9.1(a).
“Confidential Information” has the meaning specified in Section 9.1(b).
“Delivery Date” means the date scheduled for DPT to release the Product for shipment to KindredBio as specified in the Product purchase order or as the Parties may otherwise agree.
“DPT Intellectual Property” means Intellectual Property generated or derived by DPT before performing any manufacturing related to the Product under this Agreement or the RDSA, or developed by DPT while performing manufacturing services or otherwise generated or derived by DPT in its business which Intellectual Property is not Company Intellectual Property.
“European Union” (EU) means, an association of European nations formed in 1993 and includes the member states of: Austria, Belgium, Bulgaria, Croatia, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and the United Kingdom. Notwithstanding the 2016 vote by the United Kingdom to withdraw from membership in the European Union, the United Kingdom, for the purpose of this Agreement shall be included in this definition.
“European Economic Area” (EEA) means the European Union and Iceland, Luxemburg and Norway.
“Facility” means the DPT manufacturing facility where Product is manufactured, tested, and released, and located at 307 E Josephine St, San Antonio TX, 78215 and 3300 Research Plaza, San Antonio, TX 78235.

“FDA” means the United States Food and Drug Administration, or any successor entity thereto which may regulate the Product.

3

“Finished Product” means Product that has been secondary packaged and labelled in its final commercial presentation for sale as set forth in the Specifications.
“For-Cause Audit” means an audit performed to investigate a specific quality failure or process deviation and/or to prepare for a regulatory inspection.
“Forecasted Needs” means Company’s estimate of Product to be ordered from DPT for each of the [* * *] following the month in which such estimate is provided.
“Force Majeure” means causes beyond the control of Company or DPT which are not attributable to any legal violation, breach or default by such party, including acts of God, acts, regulations, or laws of any government, civil commotion, strikes, shortages of raw materials, terrorism, unavailability of necessary equipment, substantial damage to or destruction of production facilities or material by fire, earthquake or storm, epidemics and failure of public utilities or common carriers.
“Good Manufacturing Practices” or “GMP” or “cGMP” means the current good manufacturing practices as described in:
(a)    Division 2 of Part C of the Food and Drug Regulations (Canada)
(b)    EC Directive 2003/94EC
(c)    Parts 210 and 211 of title 21 of the United States’ Code of Federal Regulations; and
(d)    ICH and VICH guidelines
“Intellectual Property” means any and all rights in patents, patent applications, formulae, trademarks, trademark applications, trade-names, Inventions, copyrights, industrial designs, trade secrets, and know how including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain.
“Invention” means any and all information, results, data, innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable.
“Label” or “Labeled” or “Labeling” means all labels and other written, printed or graphic matter upon (i) Product or any container or wrapper utilized with Product or (ii) any written material accompanying Product.
“Latent Defect” means a defect in the Product that was not, and could not reasonably be expected to have been, found by exercise of ordinary care by following the Specifications or by visual inspection of the Product at the time of physical receipt by Company or its designee.

4

“Launch Year” means a period of twelve (12) months commencing on January 1, 2018 and ending on December 31, 2018.
“Manufacturing Fee” means the fee paid by Company to DPT for services required to manufacture, test, release, and package and label Product. The Manufacturing Fee is quoted in single final Product unit increments (e.g., by the bottle or tube). The Manufacturing Fee shall cover all services for incoming inspection of Components, materials and API, compounding of bulk Product, packaging Product, testing Product for release, making Product ready for shipment, and minimum Product documentation (one copy of Certificate of Analysis, executed Batch records, Certificate of Compliance, BSE/TSE and any other documentation as specified in the QA Agreement) and are stated in Schedule A. The Manufacturing Fee does not include, without limitation, any Technical and Development Services support, package engineering studies, validation support, FDA audit support, extraordinary reporting requirements, or additional laboratory testing performed by an outside testing laboratory or testing beyond that required in the Specifications. These services are in addition to the Manufacturing Fee and shall be billed by the hour at DPT’s then-prevailing Technical and Development Hourly Rate in accordance with Section X. In addition, the Manufacturing Fee does not include warehousing of Product except as otherwise specifically provided in this Agreement, any materials costs or costs associated with establishing or manufacturing new materials such as art charges, die costs, plate costs, and packaging equipment change parts.
“Materials Fee” is quoted in single Finished Product unit increments and is defined as DPT’s Standard Cost plus a mark-up of [* * *] for overhead and administration costs. Items that are included as a Materials Fee are stated in Schedule A. Materials Fee does not include, without limitation, costs associated with establishing, testing or manufacturing new Components or new materials such as reference standards, reagents, art charges, die costs, mold or tooling costs, plate costs or packaging equipment change parts. The parties agree that these excluded costs, if any, incurred by DPT with Company’s prior written authorization will be invoiced to Company at DPT’s reasonable, direct and actual cost on a net thirty (30) basis, and Company agrees to reimburse DPT for any such costs incurred on Company’s behalf.
“Manufacturing Process” means the process developed under the Research & Development Services Agreement (“RDSA”), effective April 1, 2014, as amended, between the Parties, for the manufacture of the Product and any changes thereto agreed upon by the Parties in writing.
“Minimum Order Quantities” or “MOQ” means the smallest amount or number of a chemical, device, Component, API, excipient or packaging component that a vendor will supply to DPT.
“Packaging” means all primary and secondary containers, cartons, shipping cases, inserts or any other like material used in packaging, or accompanying, Product to produce a Finished Product.
“Process Validation” means the fully documented and agreed to activities to be undertaken to ensure that a manufacturing process, packaging process, testing methods or

5

combination thereof, operate within certain specific and established parameters that can be effectively reproduced to ensure certain specifications and quality attributes are consistently met based on predetermined acceptance criteria of the desired (a minimum of three (3) Validation Batches as set forth in a jointly executed Project Proposal.
“Product” means the product or products as listed in Schedule A (including Mirataz, Company’s proprietary Mirtazapine Ointment for Cats) manufactured, packaged, labeled and finished by DPT to meet the Specifications.
“QA Agreement” means, the “Quality Agreement” between the Parties that sets out the quality assurance standards and responsibilities for the manufacturing of the Product to be performed by DPT for Company, as such agreement may be amended from time to time in accordance with its terms.
“Recall” means any action (i) by Company or its Affiliates or licensees to recover title to or possession, or stop distribution, prescription or consumption, of quantities of the Product sold or shipped to Third Parties (including, without limitation, the voluntary withdrawal of the Product from the Market) or (ii) by any Regulatory Authorities to detain or destroy any of the Product. Recall will also include any action by Company or its affiliates or licensees to refrain from selling or shipping quantities of the Product to third Parties that would have been subject to a Recall if sold or shipped.
“Regulatory Authority” means the US FDA, Health Canada, European Medicines Agency (EMA) and any other regulatory authority within a Territory which has the jurisdiction to regulate any aspect of development, grant manufacturing, packaging, distribution and marketing approvals for the Product.
“Safety Data Sheet” or “SDS” means written or printed material concerning a hazardous chemical which is prepared in accordance with the regulations promulgated by the United States Occupational Safety & Health Administration, or any successor entity thereto.
“Specifications” means the following: (i) raw material, Component, and API specifications (including chemical, micro, and packaging specifications); (ii) sampling requirements (i.e., lab, chemical, and micro); (iii) compounding module, including compounding process and major equipment; (iv) intermediate specifications; (v) packaging module (including packaging procedures, torque and fill weights); and (vi) Finished Product specifications release criteria including DPT’s Acceptable Quality Limits. Specifications shall be established or amended from time to time upon the written agreement of both DPT and Company via a Change Control Request in accordance with Section IX.
“Standard Cost” or “Standard Costs” means the weighted average of the Actual Cost to DPT of materials plus incoming freight, scrap/yield loss adjustments (provided that such scrap loss is not due to an over-procurement by DPT beyond the Forecasted Needs) and any other recurring costs directly attributable to acquiring the materials.

6

“Standard Operating Procedures” or “SOPs” means detailed, written instructions to achieve uniformity of the performance of a specific action, service, production, process, testing, investigation, change, or any other practice required within a business organization to follow requirements set forth in any Applicable Laws, rules, regulations, or guidance provided by any applicable Regulatory Authority, or the QA Agreement; SOP’s are considered to be supplemental to master batch records, specification documents and standard methods of analysis. Specific instructions provided in master batch records, specification documents and standard methods of analysis will supersede instructions in SOP’s (unless otherwise stipulated in the SOP document).
“Stock Keeping Unit” or “sku” or “SKU” is used interchangeably with the term “Product Code” and means a unique number assigned to a Finished Product. The Product Code is created using the core item or SKU number.
“Statement of Work” or “SOW” means a plan and any amendments thereto that is mutually agreed upon and executed by DPT and Company which describes in reasonable detail the nature and scope of services to be rendered, Product to be delivered and fees to be charged by DPT to Company.
“Technical” and “Development Hourly Rate” means the hourly rate charged by DPT Technical and Development personnel for the services they provide to customers of DPT at the time such services are provided.
“Technology Transfer” means, the transfer by DPT to Company or any Third Party designated by Company of all information relating to the manufacturing process, all documents, manufacturing instructions, specifications, and any other relevant documentation, all relevant manufacturing know-how, licenses and materials (including raw materials specifications) related to the Product that DPT or its Affiliates, as applicable, controls or has the right to license at any time during the Term and that is necessary to enable Company or its designee to manufacture the Product in accordance with the Specifications (including any manufacturing process) and to comply with applicable regulatory requirements (including obtaining any necessary regulatory approvals, conducting any required studies and developing any other regulatory documentation) and all Applicable Laws in connection with the transfer.
“Territory” means the United States and the European Economic Area.
“Third Party” means, any party other than Company, DPT and their respective Affiliates.
“Third Party Rights” means, any Intellectual Property of any Third Party.
“Total Price per Unit of Product” or “Total Price” means the sum of the Manufacturing Fee and the Materials Fee.
“TrackWise®” means a global electronic record keeping system that is used in, but not limited to, issuing and monitoring the completion of activities related to, but not limited to, Deviations, release, and Change Control.

7

“Validation Batches” means the Process Validation of Product listed under Schedule A or Development Products Process Validation prepared to demonstrate, that under normal and defined conditions and ranges of specified operating parameters, the desired commercial scale and process produces acceptable Product or Development Products that are intended to be used to support approval with a Regulatory Authority and for use as the initial Batches to be sold commercially after approval.
ARTICLE II
PRODUCT MANUFACTURE AND SUPPLY
2.1    Manufacture and Purchase
Subject to the terms and conditions of this Agreement, DPT agrees that it will manufacture and supply to Company, and Company agrees that it will purchase from DPT, [* * *] of the Company’s requirements of Product within the Territories. Company shall pay DPT for Product according to paragraph 2.8 below. DPT shall manufacture Product in accordance with the Specifications or pursuant to exceptions approved in writing by Company at the time of manufacture, and in sufficient quantity to meet Company’s Forecasted Needs.
2.2    Supply of Materials
(a)    Materials Supplied by Company
The Company is not obligated to supply any material for manufacture of Product under this Agreement. In the event Company and DPT agree Company shall supply any material for the manufacture of Product, as set forth under this Section, Company shall notify DPT, in writing, specifying which materials it will supply. Unless otherwise mutually agreed, Company shall provide DPT with said materials at Company’s expense along with Certificates of Analysis and SDS sheets relating to same, a minimum of [* * *] prior to DPT’s scheduled production of Product requiring said materials and in sufficient amounts for DPT’s manufacture of Product but not to exceed quantities necessary to support [* * *] of the most recently supplied Forecasted Needs or the Minimum Order Quantity, whichever is greater. Company-supplied material in excess of these amounts shall be either subject to storage fees or returned to Company. All Company-supplied material shall be shipped to DPT freight prepaid. In the event Company ships or causes to ship such material freight collect, DPT shall invoice Company for the cost of the freight plus a reasonable administrative fee, which invoice shall be paid by Company promptly upon receipt. DPT is hereby authorized by Company to return any portion of Company-supplied material for which no future production of Product is planned. Company shall be responsible for the quality of all Company-supplied materials. Company shall be responsible for the payment of all personal property and other taxes incident to the storage of Company-owned material at DPT. For each lot of materials supplied by Company, DPT shall perform the quality control and inspection tests as agreed to in the Specifications unless Company has made arrangements in writing for pre-approved material. DPT shall have the right to reject any pre-approved material which does not meet the Specifications in accordance with paragraph 2.3 below. DPT warrants that it will maintain, for the benefit of Company, complete and accurate records of the inventory of all Company-supplied materials. If requested by Company, DPT will provide to Company a

8

monthly report of the ending monthly inventory balance of each Company-supplied/owned material stored at DPT. This reporting will be supplied exclusively on DPT forms.
(b)    Materials Supplied by DPT
DPT shall be responsible for the purchase and supply of all other materials, Components, API necessary for the manufacture of Product. All DPT-supplied materials will be reflected as part of the Materials Fee on the invoices for Product for which the DPT-supplied materials were used in accordance with the provisions of paragraph 2.8 below.
(c)    Packaging and Labeling
Company shall provide DPT with Specifications (including art proofs) for Packaging and Labeling, and DPT shall purchase through a Company approved and qualified vendor Packaging and Labeling in accordance with the Specifications. For clarity, such Packaging and Labeling materials procured by DPT are part of the Materials Fee and not included in the Manufacturing Fee.
(d)    Additional Charges
Company shall be responsible for any additional charges (including, but not limited to, items such as brokerage fees, courier expenses, duty fees payable, etc.) reasonably incurred by DPT in the procurement of any materials and Packaging and Labeling components as described in the immediately preceding sub-paragraphs (a), (b) and (c) and reasonably required for the manufacture of Product, irrespective of which party to this Agreement is responsible for supplying such items. For clarity, Company shall not be responsible for general materials (e.g., general excipients, parts, used across multiple projects) unless the Company provides prior written consent.
2.3    Materials Testing
All Components, API, materials and Packaging and Labelling supplies shall, when received by DPT, be submitted to analysis and evaluation in accordance with DPT’s SOP’s to determine whether or not said materials and supplies meet the Specifications. The cost of all such analyses and evaluations shall be borne by DPT, except as otherwise provided in paragraph 2.2 of this Agreement. DPT agrees to maintain and, if requested, make available to Company records of all such analyses and evaluations. All tests shall be performed in accordance with the responsibilities and requirements stated under the QA Agreement.
2.4    Safety Data Sheets
Prior to DPT’s receipt and testing of a Component, material, API or other supplies, and as a condition precedent of any testing or formulation work by DPT pursuant to this Agreement, Company shall provide SDS sheets to DPT for Finished Product and all Components necessary for the manufacture of Product that are supplied to DPT by Company under Section 2.2(a). Any

9

Components or Product requiring disposal shall be presumed hazardous unless otherwise provided in the SDS information provided.
2.5    Purchase Orders
(a)    Purchase of Product.
Company agrees to purchase from DPT all Product manufactured for Company by DPT in accordance with Company’s purchase orders or Forecasted Needs to the extent such Product meet the Specifications or any exceptions approved in writing by Company at the time of manufacture. Product shall be ordered by Company by the issuance of separate, pre-numbered purchase orders in increments of full batches and in minimum order quantities (i.e., single Batch).
(b)    Forecasted Needs.
Company shall provide DPT in writing its Forecasted Needs. Such Forecasted Needs shall be updated by Company monthly on or before the 10th day of each calendar month on a rolling [* * *] basis. For the first such forecast, Company shall provide the first Forecasted Needs to DPT approximately [* * *] days prior to the planned production of the initial Validation Batches of Product initially listed in Schedule A tentatively scheduled at DPT in October 2017 with future monthly Forecasted Needs provided to DPT every month thereafter. It is understood and agreed that with respect to all Forecasted Needs issued to DPT by Company pursuant to the terms hereof, the forecast for the first [* * *] thereof shall constitute a firm order for Product, regardless of receipt of Company’s actual purchase order. By way of example, if Company issued a forecast to DPT of its Forecasted Needs on [* * *], the first [* * *] that would be stated on such forecast would be [* * *]. Thereafter, Company shall provide DPT with a purchase order on or before the 10th day of each calendar month. DPT may produce Product up to [* * *] prior to the requested delivery date in order to accommodate fluctuations in production demands. The remaining [* * *] of the Forecasted Needs shall be utilized by DPT for purposes of API, Component, Packaging, and Labelling, and material acquisition on behalf of Company and DPT production planning. DPT shall attempt to minimize the inventory purchased on behalf of Company. Certain materials, however, may have long lead times or require a Minimum Order Quantity. Therefore, DPT may with mutual agreement between Company and DPT, order the API, Component, chemical and Packaging components and Labelling components necessary to support up to [* * *] of Company’s Forecasted Needs, or the applicable Minimum Order Quantity, whichever is greater. DPT will advise Company of which items and long-lead time items requiring such lead times and keep Company apprised of long lead time inventory purchased by DPT. Should Company subsequently reduce its Forecasted Needs, or if Company requests that DPT hold excess inventory of API, Components, raw materials, Packaging, and/or Labeling materials (“Materials Safety Stock”), Company will be financially responsible for any material purchased by DPT on Company’s behalf as part of the Materials Fee. Any such material which is subsequently rendered in excess of that required to support up to six months’ of Company’s Forecasted Needs or part of the Materials Safety Stock, may be subject to storage and inventory carrying fees of [* * *], if such Materials Safety Stock is stored for more than [* * *].

10

(c)    Time of Issuance.
Company shall issue written purchase orders for Product to DPT at least [* * *] prior to the requested delivery dates if the requirements are at or below [* * *] of the applicable Forecasted Needs (a “Forecasted Batch”), and at least [* * *] prior to the requested delivery dates for the portion of the requirements that exceed the Forecasted Needs by more than [* * *] (the excess, an “Unforecasted Batch”). For clarity, only the excess portion of the Product stated in the Forecasted Needs that is deemed an Unforecasted Batch shall have a lead time delivery date of [* * *] and the Batches stated in the Forecasted Needs that fall within the acceptable Forecasted Batch threshold limits shall be delivered in accordance within the [* * *] period as stated in this Section 2.6(c).
(d)    Contents of Purchase Orders.
Company’s purchase orders shall designate the desired quantities of Product, delivery dates and destinations. This Agreement allows for up to [* * *] shipping destinations per Batch of Product. Additional destinations can be accommodated for a shipping preparation fee to be negotiated by DPT and Company.
2.6    Rejected Product
(a)    Rejection of Product by Company.
Company may reject any Product (including Validation Batches) which fails to meet the Specifications (the “Rejected Product”). For US distributed product, Company shall, within [* * *] after its receipt of any shipment of Product and related Certificate of Analysis and Certificate of Compliance of Product (as described in paragraph 5.1 hereof), notify DPT in writing of Company’s rejection of Product, and any claim relating to the Rejected Product. For EU distributed product, Company shall, [* * *] after its receipt of any shipment of Product and related Certificate of Analysis and Certificate of Compliance of Product (as described in paragraph 5.1 hereof), notify DPT in writing of Company’s rejection of Product, and any claim relating to the Rejected Product. In the event Company fails to provide such written notification to DPT, Company shall be deemed to have accepted such Product, except in the case of a Latent Defect. In the event of a Latent Defect, Company shall provide written notice of rejection to DPT [* * *] after confirmation by Company, its Affiliate or any licensee, distributor or other Third Party that Product contains a Latent Defect. Rejection notices to DPT shall specify the details and nature of the Rejected Product batch that failed to meet the Specifications. Company shall grant to DPT the right to inspect or test said Product as provided in Section 2.6(b). All Product shall be submitted to inspection and evaluation in accordance with this Agreement and DPT’s SOP’s to determine whether or not said Product meet the Specifications.
(b)    Responsibility for Replacement of Rejected Product.
(i)    As to any Rejected Product pursuant to paragraph 2.6(a) above (including phases of or complete batches of bulk Product), DPT shall replace such Rejected Product (in an agreed upon batch order quantity, but in no event less than full batch increments)

11

promptly after all requisite materials are available to DPT for the manufacture of replacement Product and [* * *]. If requested by Company, DPT shall make arrangements, at its cost, for the return or disposal of Rejected Product. If after receiving a notification from Company that Product delivered is Rejected Product, and DPT disagrees with Company’s determination of the disposition of the Product, DPT shall have [* * *] to respond to Company detailing in writing why it disagrees with Company’s determination. Following DPT’s letter to Company, the Parties shall respectively submit the dispute to an executive officer of the Parties having authority to resolve such dispute for attempted resolution by good faith negotiations within [* * *] from Company’s receipt of DPT’s response to Company’s determination on the Rejected Product. In such event, each Party shall cause its executive officer to meet, telephonically or otherwise, and be available to attempt to resolve such issue. If the Parties should resolve such dispute, a memorandum setting forth their agreement will be prepared and signed by both Parties if requested by either Party. The Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the dispute. In the event the Parties are unable to resolve the dispute with the appropriate executive officers within thirty (30) days after the first meeting between the executives officers, the Parties shall mutually select an independent laboratory or expert to evaluate if Company’s determination of the Product is Rejected Product and the potential root cause of Rejected Product. This evaluation will be binding on the Parties. If the independent laboratory or expert determines that any Product is Rejected Product due to DPT’s failure to meet the Specifications or the Warranties under this Agreement, Company may reject the Product in the manner contemplated in this Section 2.6(a) and DPT will be responsible for the cost of the evaluation as more fully set forth under 2.6(c).
(ii)    If the independent laboratory determines that the Rejected Product fails to conform to the Specifications or Product Warranties due to materials, Components, or information supplied by Company, then Company will be deemed to have accepted delivery of the Product on the [* * *] period after release (or, in the case of any defects not reasonably susceptible to discovery upon delivery of the Product, on [* * *] after confirmation thereof by Company, but not after the expiration date of the Product) and Company will be responsible for the cost of the evaluation by the independent lab.
(iii)    If the independent laboratory determines that the Rejected Product does not meet the Specifications and results in a Rejected Product, but such failure is not due to either Company-supplied materials or information or due to DPT’s failure to follow the Manufacturing Process, the Specifications, or the Product Warranties (collectively, “No Root Cause”), the Product will be deemed Rejected Product, with the responsibilities of the costs of the Rejected Product, the costs for the independent lab, and other costs as described in 2.6(c)(iii) below. The Parties, will then in good faith, and using commercially reasonable efforts, determine when a remanufacture of the Product can occur for the supply of Product to Company in place of the Rejected Product.
(c)    Responsibility for Costs.

12

(i)    For all Product (including Validation Batches) produced by DPT and deemed Rejected Product under this Agreement or an executed SOW, and such Rejected Product is due to Company-supplied information, formulations or materials as discussed under Section 2.6(b)(ii), Company shall bear [* * *] of all costs directly related to and invoiced for the Rejected Product including the cost of destruction of the Rejected Product, which shall be conducted and managed by DPT in accordance with all Applicable Laws and regulations.
(ii)    Upon the completion of all necessary Validation Batches in the event a Validation Batch of Product or Product (including Finished Product) is rejected due to DPT’s failure to comply with applicable written procedures and such failure renders Product unmarketable as more fully set forth under Section 2.6(b)(i) or 2.6(b)(iii), DPT shall bear [* * *] of the Manufacturing Fees, costs of all materials supplied by DPT and costs of destruction.
(iii)    In the event a Validation Batch(es) or Product does not meet Specifications and results in a Rejected Product, but such failure is deemed to have No Root Cause, Company shall bear all [* * *], and DPT shall bear all [* * *], related to Rejected Product, and with costs destruction to be paid [* * *]. Destruction of Rejected Product shall be in accordance with all applicable laws and regulations and the party conducting the destruction shall indemnify the other party hereto for any liability, costs or expenses, including reasonable attorney’s fees and court costs, relating to a failure to dispose of such Rejected Product in accordance with such laws and regulations. The cost of the independent laboratory fees shall be [* * *]. The party conducting the destruction shall also provide to the other party hereto all manifests and other applicable evidence of proper destruction as may be requested by applicable law.
(d)    Product Recall.
In the event (i) any Regulatory Authority issues a request, directive or administrative order that Product be Recalled, or (ii) a court of competent jurisdiction orders a Product Recall, or (iii) the Company reasonably determines that Product should be Recalled, the parties shall take all appropriate corrective actions which are reasonable under the circumstances. In the event that such Recall results solely from the breach of DPT’s warranties under this Agreement, DPT shall be responsible for the Administrative Expenses of the Recall, in any case not to exceed [* * *], as well as for the cost of replacing the Recalled Product.
2.7    Product Price
(a)    Manufacturing Fees.
The initial Manufacturing Fees to be paid by Company to DPT are listed in the general form in the Schedule A. The Parties agree that prior to any Validation Batches, the Manufacturing Fees set forth in Schedule A will be amended in writing to reflect the appropriate pricing at the commercial batch size / scale. The parties agree that the Manufacturing Fees set out in Schedule A shall be re-negotiated, in good faith, at the beginning of each calendar year. If the parties are unable to agree on a re-negotiated price at least thirty (30) days prior to the start of a new 12-month period, then this Agreement, effective the first day of January of the new 12-

13

month period, shall continue in force with prices being adjusted to reflect the change in the most recently published monthly Producer Price Index for Pharmaceutical Preparation Manufacturing PCU 325412, issued by the Bureau of Labor Statistics, United States Department of Labor (PPI), or comparable successor index, in July of the preceding year as compared to the same month of the year prior thereto until such time as to when price negotiation can be completed. Notwithstanding the prior sentence, in no event shall the year-over-year increase exceed [* * *].
[* * *].
In addition, Manufacturing Fees are based on [* * *] for Product. DPT reserves the right to re-evaluate Manufacturing Fees at the beginning of the second calendar year of the term of this Agreement (and each calendar year thereafter) in the event that [* * *] listed in Schedule A by more than [* * *].
Prices for new Product or new Product sizes, new batch sizes or Product configuration changes not initially included in Schedule A shall be established by mutual agreement of DPT and Company at the time said new Product or new Product sizes are added to Schedule A.
(b)    Materials Fees.
The initial Material Fees to be paid by Company to DPT are listed in the general form in the Schedule A. The Parties agree that prior to any Validation Batches, the Material Fees set forth in Schedule A will be amended in writing to reflect the appropriate pricing at the commercial batch size / scale. For the Launch Year, the Materials Fee will be listed in Schedule A within one hundred twenty (120) days of commencement of the initial commercial production of the applicable Product. After the Launch Year, the Materials Fee will be adjusted once annually at the beginning of each calendar year, in parallel with the pricing adjustments under Section 2.7(a), and Schedule A shall be amended accordingly based on changes in DPT’s Standard Costs for materials. In any such adjustments made to DPT's Standard Costs, DPT [* * *]. In the event, however, the total underlying costs of Material Fee for a Product increases or decreases during any calendar year by more than [* * *], DPT will provide [* * *] to Company in connection with such adjusted Materials Fee. Thereafter DPT shall promptly upon the effective date of such increase (decrease) adjust its Materials Fee for said Product to Company to compensate for the increase (decrease).
Material Fees for new Product or new Product sizes, new batch sizes or Product configuration changes not initially included in Schedule A, shall be established by mutual agreement of DPT and Company said new Product or new Product sizes are added to Schedule A.
2.8    Payment
Payment for all deliveries of Product and services shall be made in U.S. Dollars (USD), net thirty (30) days after the date of receipt of DPT’s invoice therefor. Invoices shall be generated upon shipment of Product from DPT. Total invoice price shall be equal to the quantity of Product times the Total Price per Unit of Product effective on the date of Product release, as

14

listed in Schedule A. Payments shall be made by check, wire transfer, electronic fund transfer or through other instrument accepted by DPT. Payments by wire or electronic fund transfer should be made to the following:
[* * *]

Invoices will be sent by email to Kindredbio@avidbill.com, and must include the applicable Company PO number. Invoices will be sent when the Product is manufactured and released by DPT. If any portion of an invoice is disputed, Company will pay DPT for the undisputed amount and the Parties will use good faith efforts to reconcile the disputed amount as soon as practicable, but in no case more than sixty (60) days, unless jointly agreed to by the Parties.
2.9    Late Payment
A late fee of [* * *] of total invoice can be added each month for late payments, except in the case of disputed invoices. DPT, at its sole discretion, has the right to discontinue Company’s credit on future orders and to put a hold on any production or shipment of Product if Company’s account is not current. Prior to any such hold initiated by DPT, DPT shall provide written notice to Company, Company shall then have thirty (30) days from receipt of such notice to address, respond to, and advise DPT on the status of the account. If after thirty (30) days, the issue related to the notice is not rectified, DPT may proceed with the hold on any production or shipment of Product in accordance with this Section 2.9. Such hold on production or shipment shall not constitute a breach of this Agreement by DPT. In the event credit is discontinued, a [* * *] material deposit paid by Company to DPT will be required prior to DPT ordering materials. In addition, if Company’s account is not current a [* * *] Manufacturing Fee deposit will be required prior to DPT manufacturing any Product and the balance of the invoice must be paid in full prior to release of such Product.
2.10    Destruction Costs
Subject to paragraph 2.6, DPT reserves the right to invoice Company for all of the costs of destruction of Product, unless such destruction relates to a Rejected Product arising from DPT’s failure to comply with the terms of this Agreement which renders Product unmarketable.
2.11    Late Delivery
Late Delivery: Except for a Force Majeure event, in the event that Product is not released by DPT more than [* * *] after the Delivery Date due solely to DPT’s acts or omissions in performing its obligations under the Agreement (“Late Delivery”), then Company may begin charging DPT a late delivery charge as Liquidated Damages, but not as a penalty. Late Delivery charge will be for each period that the delivery is late equal to the following percentages payable by up to a maximum Late Delivery charge of [* * *] of the Manufacturing Fee:
Delay    Percentage Deduction
1st period ([* * *] days)    [* * *]

15

2nd period ([* * *] days)    [* * *]
3rd period ([* * *] days)    [* * *]

For example, if the Product was delivered in the second period after the specified delivery date, the Late Delivery charge would be [* * *]. At the end of each month, DPT will calculate the Late Delivery credit due Company and issue a credit memo to Company which will be deducted from the next invoice, or if there is no invoice issued DPT within the three calendar months, DPT will issue a check to Company in the aggregate amount of all accrued Late Delivery charges.
EXCEPT FOR FAILURE TO SUPPLY SET FORTH IN SECTION 2.12 BELOW, COMPANY ACKNOWLEDGES AND AGREES THAT THE LIQUIDATED DAMAGES PROVIDED HEREIN SHALL BE COMPANY’S SOLE AND EXCLUSIVE REMEDY FOR LATE DELIVERY.

2.12    Supply Failure
Except for Force Majeure, in the event DPT is unable to deliver at least [* * *] of the Minimum Order Quantity of each Batch of Product as stated in Schedule A within [* * *] after the specified Delivery Date, and such failure to deliver Product being directly related to DPT’s actions or inactions, such inability to deliver the Product shall constitute a supply failure (“Supply Failure”) and DPT shall then have [* * *] thereafter to cure the Supply Failure (“Supply Failure Cure Period”). In the event DPT is unable to cure the Supply Failure within the Supply Failure Cure Period, DPT shall fulfill purchase orders with such quantities of conforming Product as are available; and Company may (i) [* * *] and (ii) [* * *]. DPT shall only be liable to Company subject to the limitation of liability in Section 11.6. In addition to the remedies set forth in the prior sentence, during any calendar year, if two (2) or more Supply Failures occur (“Multiple Supply Failure”), the exclusivity purchase provisions of Company under Section 2.1 shall no longer apply, and Company shall be permitted to purchase Product from DPT or other sources as Company desires for the remaining term of the Agreement. Nothing in this Section 2.12 shall relieve Company of its obligation to remit payment for the quantity of Products which are delivered in a Supply Failure. EXCEPT IN THE CASE OF A MUTLIPLE SUPPLY FAILURE (WHERE SECTION 12.2(e) SHALL ALSO APPLY), COMPANY ACKNOWLEDGES AND AGREES THAT THE REMEDIES PROVIDED FOR HEREIN SHALL BE COMPANY’S SOLE AND EXCLUSIVE REMEDIES FOR DPT’S FAILURE TO SUPPLY.
ARTICLE III
SHIPMENT AND RISK OF LOSS
3.1    Shipment
Shipment of Product shall be in accordance with Company instructions, provided that shipment is made in accordance with all relevant statutory requirements. Product will be shipped

16

to Company or its designee immediately upon release as provided in Section 3.2. At Company’s request, DPT may hold Product in DPT’s warehouse for up to [* * *] at no charge, and if held by DPT beyond [* * *], a [* * *] holding fee shall apply. Product held at DPT will be subject to payment in accordance with paragraph 2.9 above as if Product was shipped. If Company requests DPT to make any miscellaneous small shipments of a Batch of Product beyond the acceptable number of shipments stated in Section 2.5(d), or other Product related items at Company’s direction and on Company’s behalf, Company agrees to reimburse DPT for any shipping charges incurred.
3.2    Delivery Terms
The delivery terms of Product detailed in Schedule A hereof shall be Ex Works (Incoterms 2010) DPT’s Facility. Title to, and risk of loss for, Product, shall transfer from DPT to Company when DPT releases Product to Company at its Facility. Company shall bear all risk of loss, delay, or damage in transit, as well as cost of freight and insurance.
3.3    Claims
The weights, tares and attests affixed by DPT’s invoice shall govern unless established to be incorrect. Claims relating to quantity, weight and loss or damage to any Product sold under this Agreement shall be waived by Company unless made within thirty (30) days of receipt of Product by Company, except in the case of a Latent Defect.
ARTICLE IV
TERM AND TERMINATION
4.1    Term
The initial term of this Agreement shall commence on the Effective Date hereof and will continue until December 31 of the fifth (5th) calendar year following the Launch Year, unless sooner terminated pursuant to paragraph 4.2 below. This Agreement shall thereafter automatically renew for periods of twenty-four (24) months, unless any party shall give notice to the other to the contrary at least twelve (12) months prior to the expiration of the initial term or any renewal term of the Agreement.
4.2    Termination
This Agreement may be terminated at any time upon the occurrence of any of the following events:
(a)    For Cause Events.
(i)    The failure of either party to comply with its obligations herein, which failure is not remedied within sixty (60) days after receipt of written notice (the “Breach Remediation Period”) of the nature, scope and details of the breach (a “Breach Notice”). Unless otherwise stated in this Agreement, an aggrieved Party’s right to terminate this Agreement under this Section 4.2(a)(i) may only be exercised for a period of sixty (60) days following the

17

expiration of the Breach Remediation Period (where the breach has not been remedied) and if the termination right is not exercised during this period then the aggrieved Party will be deemed to have waived the breach of the representation, warranty, or obligation described in the Breach Notice.
(ii)    Either Party at its sole option may immediately terminate this Agreement upon written notice to the other Party if: (i) the other Party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party; or (iii) this Agreement is assigned by the other Party for the benefit of creditors.
(iii)    Company may terminate this Agreement upon at least thirty (30) days’ prior written notice, if any Authority takes any action, or raises any objection, that prevents Company from importing, exporting, purchasing, or selling the Product, or Company (or its Affiliate or licensee) determines that for safety or efficacy reasons Company is not going to continue to develop or commercialize the Product.
(iv)    Company may terminate this Agreement at any time upon written notice to DPT, without limiting Company’s other rights or remedies under this Agreement, if any Authority takes any enforcement action regarding the Facility that relates to the Product or could reasonably be expected to adversely affect the ability of DPT to supply the Product hereunder. In the event of the termination or cancellation of this Agreement for any reason, and without prejudice to any other rights and remedies available to DPT hereunder, Company agrees to reimburse DPT for: (i) the Materials Fee for all DPT-supplied materials directly ordered for the manufacture of Product based on Company’s Forecasted Needs; (ii) the Total Price per Unit of Product, with a prorated adjustment for percent completed for work-in-process Product; and (iii) the Total Price per Unit of Product for Finished Product.
(b)    Upon receipt of notice of termination of this Agreement for any reason, DPT will provide assistance to Company in a Technology Transfer. Company [* * *], except in the event of a termination of this Agreement by Company under any of Section 4.2(a) or any such unremediated Material Breach by DPT, in which event DPT [* * *]. In all circumstances, DPT will use commercially reasonable efforts to meet the timeline requested by Company.
4.3    Survival
Termination of this Agreement under Section 4.2 or due to expiration or cancellation shall not relieve either party of obligations or liability for breaches of this Agreement incurred prior to or in connection with termination, expiration or cancellation. Articles VII, IX, XI, XII, and XIII, and Sections 2.8, 3.1, 4.3, 6.2, 6.3(d) hereof shall survive the termination or cancellation of this Agreement for any reason.
ARTICLE V
CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE
5.1    Compliance with Specifications

18

(a)    Company shall bear sole responsibility for the validity of all test methods and appropriateness of all Specifications. In addition, Company shall bear sole responsibility for all Regulatory Approvals, filings, and registrations and adequacy of all validation, stability, and preservative efficacy studies.
(b)    Compliance with all federal, state, and local laws and regulations concerning Packaging and Labeling shall be the sole responsibility of Company, provided that DPT purchases such Packaging and Labeling as provided in paragraph 2.2(c)
5.2    QA Agreement
The effectiveness of this Agreement is conditioned upon the Parties duly executing and delivering the QA Agreement within sixty (60) days of the Effective Date. At the reasonable request of either Party, the Parties shall negotiate in good faith amendment(s) to the QA Agreement to address matters specific to the Product. The Parties agree to fulfil the responsibilities related to the Product as set forth in the QA Agreement.
The Parties agree that QA Agreement controls the topics and terms related to the quality of the Product, compliance, audits, and regulatory matters (including communications to agencies, regulatory filings). To the extent that there is any conflict between the terms and conditions of this Agreement, and the terms and conditions of the QA Agreement, the QA Agreement shall control only the topics directly related to quality and compliance, and all economic or financial terms shall be governed by this Agreement.
5.3    Certificates of Analysis
DPT shall test each lot of Product purchased pursuant to this Agreement before delivery to Company. Each Certificate of Analysis shall set forth the items tested, specifications and test results for each lot delivered. DPT shall send one (1) Certificate of Analysis and Certificate of Compliance to Company at the time of the release of Product. Any extraordinary reporting or documentation outside the scope of this Agreement requested by Company may be subject to an additional charge by DPT.
5.4    Stability Testing
DPT shall perform its standard stability test program as defined in DPT’s SOP’s or as separately agreed to in accordance with a CCR for each Product. Company shall receive a copy of DPT’s Annual Product Review for each Product as long as DPT is continuing to produce or provide any service or generating any information (e.g., on-going stability) of Product for Company. If Company elects to perform its own stability testing on Product, Company agrees to provide DPT with a copy of the results from such testing on an annual basis.
5.5    Validation Work or Additional Testing
It is understood by the parties hereto that, unless there is a specific written SOW covering Process Validation services, the responsibility for any Process Validation work shall be the sole

19

responsibility of Company. The Parties agree that for any Validation work or additional testing in connection with the Product listed in Schedule A, DPT and Company shall enter into a specific written SOW in accordance with Section 10.1 establishing methodology and pricing for such services. It is understood between the parties hereto that if DPT is required by Regulatory Authority to perform validation studies or additional testing in order to legitimately continue to engage in the manufacture of Product for Company and DPT and Company cannot reach an agreement on a written SOW, then DPT shall be under no obligation to continue the manufacture of Product affected by said regulation. For clarity, DPT and Company shall execute a SOW for the performance and completion of the Validation of the initial commercial Product under Schedule A of this Agreement (the “Mirtazapine Validation Batches”). In the event that any of the Mirtazapine Validation Batches are rejected as Rejected Product, and Validation is unsuccessful, the Parties will jointly discuss and agree on a path forward, not to exceed thirty (30) days. If the Parties cannot agree on a path forward, or if successful Validation Mirtazapine Validation Batches are not achieved within ninety (90) days of the original delivery date of the Mirtazapine Validation Batches, Company may terminate this Agreement.
5.6    Regulatory Inspection
DPT shall advise Company within one business day if an authorized agent of the FDA or other governmental agency visits DPT’s manufacturing Facility and requests or requires information or changes which specifically pertain to Product in accordance with the QA Agreement. DPT shall provide Company with advanced notice of any Regulatory Authority inspection in accordance with the QA Agreement. Company shall also be permitted to be on-site for any Regulatory Authority inspection in accordance with the QA Agreement. Regulatory audit on their product not applicable to DPT.
5.7    Regulatory Filings
Company agrees to provide DPT with copies of any sections of ANDAs or other regulatory filings and regulatory agency correspondence applicable to Product manufactured and/or tested by DPT, and copies of any changes in or updates of same as they, from time to time, hereafter occur.
5.8    Access to DPT’s Facilities
(a)    DPT will give Company reasonable access at agreed times to procedures and documentation relevant to the Product, and to the areas of the Facility in which the Product is manufactured, stored, handled or shipped, to permit Company to verify that the Facility are being performed in accordance with the Specifications, the QA Agreement, cGMPs, and Applicable Laws. Such access shall in no way give Company the right to any of DPT’s confidential or proprietary information.
(b)    But, with the exception of “For-Cause” Audits, Company will be limited each year to one cGMPs-type audit, lasting no more than five (5) days and limited to a maximum number of two (2) representatives of Company (unless otherwise mutually agreed) who are subject to requirements of confidentiality to the same extent as Company hereunder. Company

20

shall be able to audit DPT for cause at frequency and at no further cost to Company and as determined by Company
(c)    Year End Physical Inventory Inspection Access. Prior to the end of each calendar year, and in addition to the access rights covered under 5.8(a) and (b) above, upon mutual agreement of the specific date between the Parties, representatives of Company (or its designee) and the independent auditors of Company, shall be permitted to perform a physical audit and physical count of the amount of inventory of Product, work in process, and other Components that Company purchased and supplied to DPT, stored at the Facility, and if applicable, at any other facilities of DPT, or an approved subcontractor where such Company inventory may be stored.
ARTICLE VI
REPRESENTATIONS, WARRANTIES AND COVENANTS
6.1    Authorization
Each Party covenants, represents, and warrants to the other Party as of the Effective Date that: (a) it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder and has taken all necessary action on its part to authorize the performance of the obligations; (b) the execution and delivery of this Agreement and the performance of the Party’s obligations hereunder (i) do not conflict with or violate any requirement of Applicable Laws and (ii) do not conflict with, or constitute a default or require any consent under, any contractual obligation of the Party; (c) it is duly organized, validly existing and in good standing under the laws of the state or country in which it is organized; and (d) this Agreement has been duly executed and delivered on behalf of the Party, and constitutes a legal, valid, binding obligation of the Party, enforceable against the Party in accordance with its terms.
6.2    DPT Warranties
Company covenants, represents, and warrants that:
(a)    all Product delivered and sold pursuant to this Agreement will have been manufactured in accordance with the Specifications or any exceptions approved in writing by Company at the time of manufacture and in accordance with the QA Agreement;

21

(b)    subject to Sections 6.3(c) and 6.4, all Product shall have been manufactured by DPT in compliance with applicable FDA regulations, Applicable Laws, and Good Manufacturing Practices;
(c)    the Product delivered hereunder will: (i) be free and clear of any and all encumbrances, liens, or other third-party claims; (ii) have been manufactured, packaged, labelled and delivered in compliance with the QA Agreement; (iii) not be adulterated or misbranded within the meaning of the Act, as amended, and any regulations promulgated thereunder or comparable provisions under the laws and regulations of any other applicable jurisdiction and (iv) not be articles that, under the provisions of the Act, may not be introduced into commerce;
(d)    Company will be entitled to rely upon the Batch documentation, and other information provided by DPT to base its decision for the release of the Product to the market;
(e)    any DPT Intellectual Property used by DPT to manufacture the Product: (i) is DPT’s or its Affiliate’s unencumbered property, (ii) may be lawfully used by DPT, and (iii) does not infringe and will not infringe any rights of a Third Party;
(f)    DPT will not pledge or otherwise transfer, without Company’s prior written consent or any work-in-process or finished goods inventory of Products, other than to Company or Company’s designee as expressly provided in this Agreement;
(g)    DPT will maintain any and all licenses, certificates, and other approvals required from any Regulatory Authority of applicable governing body to receive, store, manufacture, test, release, import, export, supply or produce Product ordered by Company under this Agreement;
(h)    DPT will maintain reasonable security policies at the Facility to protect the integrity of the Products and all other Company assets, tangible and intangible, at the Facility; and
(i)    during the Term, DPT will maintain a temperature-controlled, humidity-controlled manufacturing suite and storage area at the Facility for manufacture and storage of the Product and Company supplied materials in accordance with the applicable Specifications, master batch records and procedures for the Product, and other reasonable instructions from the Company and will maintain the Facility, all personal property, equipment, machinery, systems, intangibles, Intellectual Property, Company supplied materials and contract rights in use at the Facility during the performance of DPT under this Agreement in the ordinary course of business, and free of material defects, except for defects attributable to wear and tear consistent with the age and usage of these assets, and except for defects that do not and will not, in the aggregate, materially impair the ability to use the assets to manufacture, process, store, dispose or otherwise handle any API or Products. DPT shall be responsible for the replacement of Company supplied material that is damaged, stolen or destroyed due to the negligence or misconduct of DPT;
(j)    DPT will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. §335 (a)-(b) or

22

comparable provisions under the laws and regulations of any other applicable jurisdiction. DPT represents that it does not currently have, and covenants that it will not hire, as an officer, employee, agent or consultant any person who has been convicted of a felony under the laws of the United States or Canada for conduct relating to the regulation of any drug product under the Act. If DPT or any officer, employee, agent or consultant of DPT: (a) becomes debarred; or (b) receives notice of action or threat of action with respect to its debarment, during the term of this Agreement, DPT agrees to notify KindredBio immediately. If DPT or any of its officers, employees, agents or consultants becomes debarred as set forth in clause (a) above or receives notice of action or threat of action as set forth in clause (b) above, Company will have the right to terminate this Agreement upon written notice to DPT.
6.3    Company Warranties
Company covenants, represents, and warrants that:
(a)    that all Labeling copy and artwork approved, designated or supplied by Company shall be in compliance with all Applicable Laws and governmental regulations;
(b)     all Company designated formulas, components and artwork related to Product do not violate or infringe any patent, copyright or trademark laws;
(c)    that it has or will have obtained any and all necessary approvals from all applicable regulatory agencies necessary to manufacture and distribute in the Territories where Company so chooses to market the Product;
(d)    to the best of Company’s knowledge, the manufacture, sale and use of Company Intellectual Property for use by DPT in the manufacture of the Product will not infringe the patent or other proprietary rights of any Third Parties. and that Company will indemnify, defend and hold DPT harmless from any damage, judgment, loss, cost or other reasonable expense (including reasonable attorney’s fees and court costs) arising from claims that Product or the use of Product names and any other trademarks, trade names, or trade dress used by Company in connection with Product infringes and patent or other proprietary rights of a third party.
6.4    No Additional Warranties
DPT AND COMPANY MAKE NO WARRANTIES OR REPRESENTATION OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT, PRODUCT LABELING OR PACKAGING; EXCEPT AS DETAILED IN THIS AGREEMENT. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED.
ARTICLE VII
FORCE MAJEURE

23

Each of the parties shall be excused from the performance of its obligations hereunder in the event performance of this Agreement is prevented by Force Majeure and such excuse shall continue as long as the condition constituting such Force Majeure continues, plus thirty (30) days after the termination of such condition.
ARTICLE VIII
CHANGES TO PROCESS OR PRODUCT
8.1    Changes by Company
If Company at any time requests a change to Product and DPT agrees such change is reasonable with regard to Product manufacture; (i) such change shall be incorporated within the Master Batch Record and/or Specifications via a written CCR reviewed and agreed upon by both DPT and Company; (ii) The parties shall adjust the price of Product, if necessary, and Schedule A shall be amended accordingly; and (iii) Company shall pay DPT for the reasonable costs associated with such change including, but not limited to, any additional development or validation work required, charged at DPT’s then-prevailing R&D rates in accordance with Section XI contained herein.
8.2    Changes by DPT
DPT agrees that any changes developed by DPT which may be incorporated into Product shall require the written approval of Company via a CCR prior to such incorporation. At the time of such incorporation, such changes shall become part of the Specifications. It is also agreed that any regulatory filings incident to any such change shall be the sole responsibility of Company. If, applicable in no event will such a change be implemented at DPT for the Product until such time the change has been accepted or approved by the applicable Regulatory Authority for the Product. All changes whether DPT initiated or Company initiated will follow QA Agreement requirements.
8.3    Changes or Fees by Regulatory Authorities
The parties agree that any changes required by a Regulatory Authority shall be incorporated into Product as evidenced by the written approval of Company via a CCR prior to such incorporation. Any actual or potential additional Product costs, fees or expenses, including but not limited to items such as regulatory user fees, serialization fees or similar such items shall be the sole responsibility of Company. At the time of such incorporation, such changes shall become part of the Specifications. If DPT is required by Regulatory Authority to perform validation studies for purposes of validating new manufacturing process or cleaning procedures or new material and Finished Product assay procedures with respect to Product in order to continue to engage in the manufacture of said Product for Company, such studies shall be conducted in accordance with paragraph 5.4 herein. Any costs reasonably incurred by DPT in accordance with this paragraph shall be reimbursed by Company by way of adjustments to the Manufacturing Fee or Materials Fee or via an annual charge agreed upon by the parties.
8.4    Obsolete Inventory

24

Any Company-specific inventory including, but not limited to, materials, expired materials, work-in-process, and Product rendered obsolete as a result of formula, artwork, minimum order quantities, or packaging changes requested by Company or by changes required by regulatory authority shall be reimbursed to DPT by Company at DPT’s Materials Fee. At such time and unless otherwise instructed by Company and agreed to by DPT, DPT will ship the obsolete inventory to Company for destruction by Company. Company shall bear [* * *] of all shipping and destruction costs related to said obsolete inventory. The destruction shall be in accordance with all applicable laws and regulations and Company shall indemnify DPT for any liability, costs or expenses, including attorney’s fees and court costs, relating to Company’s failure to dispose of such inventory in accordance with such laws and regulations. Company shall also provide DPT with all manifests and other applicable evidence of proper destruction as may be requested by DPT or required by applicable law. DPT shall provide written notification to Company of its intent to dispose and or store obsolete inventory. If DPT does not receive disposition instructions from Company within 30 days from date of notification, obsolete inventory remaining at DPT’s facilities shall be subject to a deposit covering the standard cost of the obsolete inventory and storage fees and or destruction at DPT’s discretion.
ARTICLE IX
CONFIDENTIAL INFORMATION
9.1    Confidential Information
(a)    Prior Agreement. This Agreement supersedes the Confidentiality Agreement between DPT and Company dated January 20, 2014 (the “Confidentiality Agreement”). All information exchanged between the Parties under the Confidentiality Agreement shall be deemed to have been disclosed under this Agreement on a going-forward basis and shall be subject to the terms of this Article 9 as of the Effective Date.
(b)    Confidential Information. “Confidential Information” means any information disclosed by the Disclosing Party to the Recipient (whether disclosed in oral, written, electronic or visual form) that is non-public, confidential or proprietary including, without limitation, information relating to the Disclosing Party’s patent and trademark applications, process designs, process models, drawings, plans, designs, data, databases and extracts therefrom, formulae, methods, know-how and other intellectual property, its clients or client confidential information, finances, marketing, products and processes and all price quotations, manufacturing or professional services proposals, information relating to composition, proprietary technology, and all other information relating to manufacturing capabilities and operations. In addition, all analyses, compilations, studies, reports or other documents prepared by any Party’s Representatives containing the Confidential Information will be considered Confidential Information. Samples or materials provided hereunder as well as any and all information derived from the approved analysis of the samples or materials will also constitute Confidential Information. For the purposes of this Article 9, a Party or its Representative receiving Confidential Information under this Agreement is a “Recipient,” and a Party or its Representative disclosing Confidential Information under this Agreement is the “Disclosing Party.”

25

(c)    Use of Confidential Information. The Recipient will use the Confidential Information solely for the purpose of meeting its obligations under this Agreement. The Recipient will keep the Confidential Information strictly confidential and will not disclose the Confidential Information in any manner whatsoever, in whole or in part, other than to those of its Representatives who (i) have a need to know the Confidential Information for the purpose of this Agreement; (ii) have been advised of the confidential nature of the Confidential Information and (iii) have obligations of confidentiality and non-use to the Recipient no less restrictive than those of this Agreement. Additionally, Company will have the right to disclose Confidential Information to sublicensees or other strategic partners or in connection with financings or similar transactions provided that the parties to whom Company discloses this information are bound by obligations of confidentiality and non-use no less restrictive than those of this Agreement. Recipient will protect the Confidential Information disclosed to it by using all reasonable precautions to prevent the unauthorized disclosure, dissemination or use of the Confidential Information, which precautions will in no event be less than those exercised by Recipient with respect to its own confidential or proprietary Confidential Information of a similar nature. The obligations of confidentiality and non-use set forth in this Article 9 will remain in effect for a period of five (5) years following the termination of this Agreement.
(d)    Exclusions. The obligations of confidentiality will not apply to the extent that the information:
(i)    is or becomes publicly known through no breach of this Agreement or fault of the Recipient or its Representatives;
(ii)    is in the Recipient’s possession at the time of disclosure by the Disclosing Party other than as a result of the Recipient’s breach of any legal obligation;
(iii)    is or becomes known to the Recipient on a non-confidential basis through disclosure by sources, other than the Disclosing Party, having the legal right to disclose the Confidential Information, provided that the other source is not known by the Recipient to be bound by any obligations (contractual, legal, fiduciary, or otherwise) of confidentiality to the Disclosing Party with respect to the Confidential Information;
(iv)    is independently developed by the Recipient without use of or reference to the Disclosing Party’s Confidential Information as evidenced by Recipient’s written records; or
(v)    is expressly authorized for release by the written authorization of the Disclosing Party.
Any combination of information which comprises part of the Confidential Information are not exempt from the obligations of confidentiality merely because individual parts of that Confidential Information were publicly known, in the Recipient’s possession, or received by the Recipient, unless the combination itself was publicly known, in the Recipient’s possession, or received by the Recipient.

26

(e)    Photographs and Recordings. Neither Party will take any photographs or videos of the other Party’s facilities, equipment or processes, nor use any other audio or visual recording equipment (such as camera phones) while at the other Party’s facilities, without that Party’s express written consent.
(f)    Permitted Disclosure. Notwithstanding any other provision of this Agreement, the Recipient may disclose Confidential Information of the Disclosing Party to the extent required, as advised by counsel, in response to a valid order of a court or other governmental body or as required by law, regulation or stock exchange rule. But the Recipient will advise the Disclosing Party in advance of the disclosure to the extent practicable and permissible by the order, law, regulation or stock exchange rule and any other applicable law, will reasonably cooperate with the Disclosing Party, if required, in seeking an appropriate protective order or other remedy, and will otherwise continue to abide by its obligations of confidentiality set out herein. If any public disclosure is required by law, the Parties will consult concerning the form of announcement prior to the public disclosure being made.
(g)    Return of Confidential Information. Upon the written request of the Disclosing Party, the Recipient will promptly return the Confidential Information to the Disclosing Party or, if the Disclosing Party directs, destroy all Confidential Information disclosed in or reduced to tangible form including any copies thereof and any summaries, compilations, analyses or other notes derived from the Confidential Information except for one copy which may be maintained by the Recipient for its records. The retained copy will remain subject to all confidentiality provisions contained in this Agreement.
(h)    Remedies. The Parties acknowledge that monetary damages may not be sufficient to remedy a breach by either Party of this Agreement and agree that the non-breaching Party will be entitled to seek specific performance, injunctive or other equitable relief to prevent breaches of this Agreement and to specifically enforce the provisions hereof in addition to any other remedies available at law or in equity. These remedies will not be the exclusive remedies for breach of this Agreement but will be in addition to any and all other remedies available at law or in equity.
9.2    Trademarks and Trade Names
(a)    Each party hereby acknowledges that it does not have, and shall not acquire any interest in any of the other party’s trademarks or trade names unless otherwise expressly agreed.
(b)    Each party agrees not to use any trade names or trademarks of the other party, except as specifically authorized by the other party in writing both as to the names or marks which may be used and as to the manner and prominence of use.
ARTICLE X
TECHNICAL & DEVELOPMENT SERVICES
10.1    Technical & Development Services

27

(a)    Development Products.
From time to time, Company may request, in writing, that DPT evaluate, develop, manufacture, test and/or provide price quotations for certain new items which may become Product and relate to the Products listed under Schedule A at the time of the request (hereinafter referred to as “Development Products”) on behalf of Company. If DPT agrees to perform such services, DPT shall so notify Company within sixty (60) days of its receipt of Company’s request. To the extent that DPT agrees to perform any services hereunder for Company, DPT shall only be obligated to act in good faith and to use reasonable efforts to accomplish the desired results as outlined in a mutually agreed upon SOW. Nothing herein shall obligate DPT to achieve any specific results for Development Products and DPT makes no warranties or representations that it will be able to achieve the desired results such Development Products.
(b)    SOW.
Should DPT agree to perform any services under this paragraph 10.1, DPT shall submit a written development proposal in the form of a SOW to Company identifying DPT’s best estimate of the development costs. This estimate shall include, but not be limited to, labor hours for development, testing, scale up, stability, report writing, etc., as well as all reasonably foreseeable associated tasks and expenses. If this estimate is acceptable to Company and Company so notifies DPT by approving the SOW in writing, DPT shall begin work as outlined in the SOW. It is understood by the parties that during any development project unforeseen circumstances may evolve, including, but not limited to, termination of any further activity due to unacceptable results, significant reevaluation due to marginal results, etc. DPT will promptly notify Company of any such unforeseen circumstances before proceeding at which time either Company or DPT may terminate the project or mutually agree to amend or completely revise the SOW. In the case where the project is terminated or revised, Company will be obligated to pay for all of the work performed by DPT up to that point.
(i)    Validation. Upon completion of the development activities performed under 10.1(a) and 10.1(b), if so desired by Company, and at Company expense, DPT shall draft and execute a new SOW for the purpose of Validation of a Development Product (a “Development Product Validation”).
(c)    Costs.
Material costs involved will be billed to Company at DPT’s reasonable, direct actual cost plus mark-up of [* * *] for administration and carrying costs. The foregoing development costs shall be paid to DPT in accordance with DPT’s standard invoicing procedures regardless of whether DPT is able to accomplish the results which Company requested. All invoices shall be paid by Company in accordance with paragraph 2.9 above.
ARTICLE XI
INDEMNIFICATION
11.1    Indemnification by DPT

28

DPT shall indemnify, defend and hold harmless, Company, its respective directors, officers, employees and agents (“Company Indemnitees”) from and against any and all liability, damage, claims, demands, loss, cost, or expense (including reasonable attorney’s fees) (collectively, “Losses”) resulting from any Third Party claims made or suits brought (each, a “Claim”) against any Company Indemnitee, which arise from DPT’s negligence, willful misconduct or any breach of its representations or warranties as set forth in in this Agreement. Notwithstanding the foregoing, under no circumstances shall DPT have any responsibility for Losses of such third parties to the extent they arise from the negligence or willful misconduct of any Company Indemnitees.
11.2    Insurance by DPT
At its sole cost and expense, DPT shall maintain in full force and effect during the term of this Agreement and for a period of five years following termination if written on a claims made basis: (i) Product Liability coverage in the minimum amount of [* * *] per occurrence with an annual aggregate amount of [* * *]; (ii) Workers Compensation coverage in accordance with all applicable statutory requirements, and Employers Liability coverage of [* * *] per accident/disease/injury; and (iii) General Liability coverage, including Contractual Liability coverage, with limits of [* * *] per occurrence and [* * *] in the annual aggregate. The limits required may be satisfied through a combination of both primary and excess casualty programs. Concurrent with the execution of this Agreement, DPT shall provide evidence of the foregoing insurance coverage to Company as provided in paragraph 12.1 below.
11.3    Indemnification by Company
Company shall indemnify, defend, and hold harmless, DPT, its respective directors, officers, employees and agents (“DPT Indemnitees”) from and against all Losses (as defined in 11.1 above) incurred by any DPT Indemnitee due to any Claim (as defined in 11.1 above of infringement or alleged infringement of any Third Party Rights in the Product, or any Claim of personal injury or property damage for any breach of this Agreement by Company, including without limitation, any representation or warranty under this Agreement, or which arise from Company’s negligence, willful misconduct or any breach of warranties provided for herein or which arise out of the marketing promotion, distribution, use, testing or sales of Product, including, without limitation, any claims, express, implied or statutory, made as to the efficacy, safety, or use to be made of Product, and claims made by reason of any Product Labeling or any Packaging containing Product, except to the extent that the Losses are due to the negligence or willful misconduct of any DPT Indemnitee.
11.4    Insurance by Company
While this Agreement is in full force and effect Company shall maintain in full force and effect and for a period of five years following termination if written on a claims made basis: (i) Commercial General Liability insurance covering bodily injury and property damage, premises liability and personal/advertising injury in an amount not less than [* * *] per occurrence with an annual aggregate amount of not less than [* * *]; and (ii) Product Liability coverage and Contractual Liability coverage in an amount not less than [* * *] per occurrence with an annual

29

aggregate amount of not less than [* * *]. Such evidence of insurance coverage can be in the form of the original policy or a Certificate of Insurance which shall name DPT as an additional insured. Concurrent with the execution of this Agreement, Company shall provide evidence of the foregoing insurance coverage to:
DPT Laboratories, Ltd.
318 McCullough Ave.
San Antonio, TX 78215
11.5    Prioritization of Insurance Coverages
Neither Company nor DPT intend for their respective insurance policies to be duplicative of the coverage provided by the other party to the Agreement. Therefore and to that end, both parties agree that if a loss is incurred for which DPT has an obligation under Section 11.1 to indemnify Company hereunder, DPT’s policies will be triggered and DPT will defend Company under the additional insured Company endorsement. Furthermore, if a loss is incurred for which Company has an obligation under Section 11.3 to indemnify DPT hereunder, then Company’s policies will be triggered and Company will defend DPT under the additional insured Company endorsement.
11.6    Disclaimer
NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR ANY OTHER ECONOMIC LOSS, LOSS OF USE, BUSINESS INTERRUPTION OR COST OF COVER, IN CONNECTION WITH OR ARISING OUT OF THE PERFORMANCE OF THIS AGREEMENT, WHETHER ALLEGED AS A BREACH OF CONTRACT OR TORTIOUS CONDUCT, INCLUDING NEGLIGENCE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. WITH RESPECT TO ALL CLAIMS MADE BY COMPANY AGAINST DPT UNDER THIS AGREEMENT, THE TOTAL LIABILITY OF DPT TO COMPANY DURING THE INITIAL TERM OR ANY RENEWAL TERM SHALL NOT EXCEED [* * *] [* * *] DOLLARS. THIS SECTION SHALL NOT APPLY TO CLAIMS FOR INDEMNIFICATION FOR THIRD-PARTY CLAIMS OR ANY COSTS TO BE PAID OR REIMBURSED HEREUNDER IN CONNECTION WITH ANY PRODUCT RECALL OR OTHER CORRECTIVE ACTION.
11.7    Conditions of Indemnification
If either party expects to seek indemnification from the other under paragraphs 11.1, or 11.3 hereof, it shall promptly give notice to the other party of any such claim or suit threatened, made or filed against it which forms the basis for such claim of indemnification and shall cooperate fully with the other party in the defense of all such claims or suits. No settlement or compromise shall be binding on a Party hereto without its prior written consent, which shall not unreasonably be withheld.

30

ARTICLE XII
INTELLECTUAL PROPERTY
12.1    Intellectual Property
All Company Intellectual Property will be owned by Company and all DPT Intellectual Property will be owned by DPT. Neither Party has, nor will it acquire, any interest in any of the other Party’s Intellectual Property unless otherwise expressly agreed to in writing or expressly set forth in this Agreement. Neither Party will use any Intellectual Property of the other Party, except as specifically authorized by the other Party or as required for the performance of its obligations under this Agreement.
12.2    Inventions
(a)    During the Term, Company hereby grants to DPT a non-exclusive, paid-up, royalty-free, non-transferable license under Company’s Intellectual Property solely to the extent necessary for DPT to perform the Manufacturing Services in accordance with this Agreement, and not for any other purpose.
(b)    All Inventions generated or derived by DPT while performing the Manufacturing Services, to the extent relating specifically to the development (including under any SOW), manufacture, use or sale of the Product that is the subject of the Manufacturing Services, and all Company Intellectual Property, will be the exclusive property of Company. DPT hereby assigns, and agrees to assign, all of its right, title and interest in and to all such Inventions and Company Intellectual Property to Company and agrees to take all further acts reasonably required to evidence and perfect such assignment to Company, at Company’s expense. DPT will notify Company in writing, as promptly as practicable, of all Inventions and Company Intellectual Property made, created, discovered, generated or derived by DPT in the course of performing the Manufacturing Services. DPT may retain one copy of records relating to Company Intellectual Property to the extent required under Applicable Laws.
(c)    All DPT Intellectual Property will be the exclusive property of DPT. DPT hereby grants to Company a perpetual, irrevocable, non-exclusive, paid-up, royalty-free, transferable license, with the right to sublicense through multiple tiers, to use the DPT Intellectual Property used by DPT to perform the Manufacturing Services to enable Company to sell, develop, manufacture or have manufactured the Product.
(d)    Each Party will be solely responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions.
(e)    Company will have the right at any time to transfer the Manufacturing Process to itself or any Third Party upon termination or expiration of this Agreement or if DPT has failed to supply the Product in accordance with the terms of this Agreement, including but not limited to, a Multiple Supply Failure occurrence as set forth in Section 2.12. DPT shall provide reasonably necessary documents to complete such Technology Transfer, and Company shall reimburse DPT for it reasonable costs and expenses incurred in completing such

31

Technology Transfer. In the event and to the extent that any DPT Confidential Information or DPT Intellectual Property is incorporated into the Product or the Manufacturing Process and to the extent that any such DPT Confidential Information or DPT Intellectual Property is necessary to make or have made the Product in accordance with the Manufacturing Process then it shall automatically and without further action by either Party become subject to paragraph (c) of this Section 12.2 on a fully-paid up and royalty-free basis.
(f)    Trademark Rights. DPT acknowledges and recognizes the great value of the publicity and goodwill associated with the Company trademarks as well as other trade names owned by Company that Company may use in connection with the Product from time to time (collectively, the “Marks”), and acknowledges that all this goodwill belongs exclusively to Company. DPT will cooperate reasonably and in good faith with Company for the purpose of securing and preserving Company’s rights in and to the Marks. Except as otherwise expressly provided in this Agreement, nothing in this Agreement will be construed as an assignment or grant to DPT of any right, title or interest in or to the Marks. DPT will not register or attempt to register any of the Marks, alone or in combination with other elements, as a trademark, service mark, corporate name, trade name or other designation of origin. Company’s failure to register or election not to register any of the Marks will not be deemed an abandonment or waiver of these rights.
ARTICLE XIII
GENERAL PROVISIONS
13.1    Notices
Any notice required hereunder shall be effective upon receipt and may be served by either party on the other by: (i) personal delivery, (ii) post prepaid, national courier, (iii) national postal service via registered or by certified mail to the address noted below:
If to DPT:    DPT Laboratories, Ltd.
Attention: Paul Josephs, Head of Contract Development & Manufacturing Operations
318 McCullough
San Antonio, Texas 78215

with a copy to:

Global General Counsel
Mylan Inc.
1000 Mylan Boulevard
Canonsburg, PA 15317

If to Company:    Kindred Biosciences, Inc.
Attention: Denise Bevers
1555 Bayshore Highway, Suite 200
Burlingame, California 94010

32

denise.bevers@kindredbio.com

with a copy to:

Legal Department
donald.campodonico@kindredbio.com; and
documents@kindredbio.com
Either party may change its address, facsimile number or electronic mail by giving the other party notice delivered in accordance with this paragraph 3.1.
13.2    Entire Agreement; Amendment
The parties hereto acknowledge that this document and the documents referred to herein set forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof, and shall supersede any conflicting portions of DPT’s quotation, acknowledgment and invoice forms and Company’s Purchase Order and other written forms. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by the party against whom enforcement is sought. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.
13.3    Waiver
No waiver by either party of any default shall be effective unless in writing, nor shall any such waiver operate as a waiver of any other default or of the same default on a future occasion.
13.4    Obligations to Third Parties
Each party warrants and represents that proceeding herein is not inconsistent with any contractual obligations express or implied, undertaken with any third party.
13.5    Assignment
This Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of each of the parties and may not be assigned or transferred by either party without the prior written consent of the other, which consent will not be unreasonably withheld, except that, upon notice to DPT, Company may assign this Agreement to a successor to its business that is the subject matter hereof. No such assignment shall release the original party hereto from its duties and obligations under this Agreement.
13.6    Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its principles relating to conflicts of laws. The Parties hereby expressly agree that the U.N. Convention on Contracts for the International Sale of Goods shall not apply.

33

13.7    Dispute Resolution
The parties agree to attempt to promptly resolve any dispute, controversy or claim arising out of or relating to this Agreement by way of negotiations between senior executive representatives of the parties who have the requisite authority to settle any such dispute, controversy or claim. If any such dispute, controversy or claim should arise (the “Dispute”), it shall be “noticed” by the complaining party to the other party as per the requirements of Section 13. The parties shall attempt to resolve such Dispute within sixty (60) days from the date the Dispute notice is received by the other party pursuant to this Section 13.7. Failing full resolution of the Dispute in such sixty (60) day period, the parties are free to pursue legal action.
13.8    Severability
In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance, or rule of law in any jurisdiction in which it is used, or otherwise be unenforceable, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof.
13.9    Headings, Interpretation
The headings used in this Agreement are for convenience only and are not a part of this Agreement.
13.10    Counterparts
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or “pdf” form and the parties hereby adopt any signatures received by “pdf” as original signatures of the parties.
13.11    Independent Contractor
In performing its services hereunder, DPT shall act as an independent contractor.
13.12    Export/Import Laws and Regulations
This Agreement is subject to any restrictions concerning the import or export of Product, API, chemical or packaging components (or related technical information or data) to or from the United States as well as the laws and regulations of any other country involved in the import or export of Product, active pharmaceutical ingredient, chemical or packaging components (or related technical information or data). Each party acknowledges that, with respect to the obligations performed by it pursuant to this Agreement as importer of record or exporter of record, it shall be solely and exclusively responsible for the preparation of all import and export documentation and compliance with all import and export laws of the United States as well as the laws and regulations of any other country, except to the extent otherwise agreed by the parties in writing. The parties shall cooperate with each other as reasonably necessary, including the provision to the other party of all necessary certifications and other supporting information

34

and documentation, to permit each party to comply with the laws and regulations of the United States and any other country relating to the control of import or export of Product, API, chemical or packaging components (or related technical information or data).
IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly authorized officers as of the date first above written.

KINDRED BIOSCIENCES, INC. By: /s/ Denise Bevers Name: Denise Bevers Title: Chief Operating Officer	DPT LABORATORIES, LTD. By: /s/ Paul Josephs Name: Paul Josephs Title: Head of CDMO, Global Business Deveopment

35

SCHEDULE A
(ATTACHED HERETO)

36

[* * *]

37